UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information statement pursuant to Rule 13d-1 and 13d-2

                             (Amendment No. _____)*


                              MacroChem Corporation
                              ---------------------
                                (Name of Issuer)


                     Common Stock, 0.01 par value per share
                     --------------------------------------
                         (Title of Class of Securities)


                                  556007 10 5
                                  -----------
                                (CUSIP Number)





Check the following box if a fee is being paid with the statement _____. A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        (Continued on following page(s))



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

CUSIP No. 556007 10 5                13G                       Page 2 of 5 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Carlos M. Samour           ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               United States

--------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER
     NUMBER OF SHARES                       752,790
       BENEFICIALLY          ---------------------------------------------------
      OWNED BY EACH          6.     SHARED VOTING POWER
        REPORTING                            33,500
         PERSON              ---------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER
        REPORTING                           752,790
                             ---------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER
                                             33,500
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON          786,290
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         PERSON                                                  [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         5.0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
                         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages
Item 1    (a). Name of Issuer:

                    MacroChem Corporation

          (b). Address of Issuer's Principal Executive Offices:
                    110 Hartwell Avenue
                    Lexington, MA 02173

Item 2    (a). Name of Person Filing:
                    Carlos M. Samour

          (b). Address of Principal Business Office, or , if None, Residence:
                    110 Hartwell Avenue
                    Lexington, MA 02173

          (c). Citizenship:
                    United States

          (d). Title of Class of Securities:
                    Common Stock, $0.01 par value per share

          (e). CUSIP Number:
                    556007 10 5

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a) (6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19)of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13-d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

          (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                                               Page 4 of 5 Pages
Item 4.   Ownership

          (a)   Amount Beneficially Owned:
                         See Item 9 of Cover Page

          (b)   Percent of Class
                         See Item 11 of Cover Page

          (c)   Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote
                         See Item 5 of Cover Page

                 (ii)  Shared power to vote or to direct the vote
                         See Item 6 of Cover Page

                 (iii) Sole power to dispose or to direct the disposition of
                         See Item 7 of Cover Page

                 (iv)  Shared power to dispose or to direct the disposition of
                         See Item 8 of Cover Page

Item 5.   Ownership of Five Percent or Less of a Class:
                 [ ] Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

                         Not applicable to reporting person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                         Not applicable to reporting person.

Item 8.   Identification and Classification of Members of the Group:

                         Not applicable to reporting person.

Item 9.   Notice of Dissolution of Group:

                         Not applicable to reporting person.

Item 10.  Certification:

                         Not applicable to reporting person.

          By signing below -I/we- certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose of effect.

                                                               Page 5 of 5 Pages
                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                  Date: February 7, 1997

                                                  By:/s/ Carlos M. Samour
                                                     --------------------
                                                  Chairman & Scientific Director